Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360) 859-2514	(310) 395-2215

NAUTILUS, INC. FIRST QUARTER 2006 NET SALES RISE 18 PERCENT;

EARNINGS IN LINE WITH COMPANY GUIDANCE

VANCOUVER, Wash. – (May 3, 2006) –Nautilus, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the three months ended March 31, 2006.

Net sales for the three months ended March 31, 2006, were $185.0 million, compared to $156.4 million for the corresponding period last year, up 18.3 percent. Net income for the quarter was $5.2 million, or $0.16 per diluted share including about 1.5 cents for stock option expensing, down from $9.4 million, or $0.28 per diluted share, for the first quarter of 2005.

“Our net sales and earnings were on plan with our guidance and we continued to gain market share with our leading fitness brands,” said Gregg Hammann, Chairman and Chief Executive Officer. “Furthermore, our balance sheet and cash flow improvements were better than projected. Inventories were down about $20 million from year-end levels to $76 million, and short-term borrowings net of cash down about $30 million to $1.5 million.

“The manufacturing issues that slowed our performance in the fourth quarter are behind us, with all six new cardio products now in production. Our enterprise resource planning system conversion is in the business implementation phase this year for our commercial, specialty, retail and portions of our direct business. Although we are still getting used to the new system, it is helping identify additional areas for operational improvement and we expect it to improve our accounting close process.

“Our Company is focused on achieving leverage through operating excellence. To achieve that goal, we have put in place an initiative called QC2 to take costs out of the system and improve margins. It stands for quality, customer service, and cost takeout.

“The quality component includes increasing the number of on-floor quality engineers in our domestic plants and improving first-time yield. The customer service element includes self-service order status capabilities and delivery improvements. The cost take-out elements consist of six focus areas: streamlining our domestic manufacturing; reducing the number of distribution centers and improving product flow; moving packaging upstream to our suppliers; direct shipping products to customers bypassing our distribution centers; continuing to look for cost savings in partnership with our suppliers, and; discontinuing older and redundant product SKUs in our line.

“These initiatives already are being activated and had some positive impact in the first quarter. We are continuing to refine them in the second quarter as we prepare for a strong back half of the year.”

For the second quarter of 2006, the slowest quarter of the year due to seasonality, the Company estimates that net sales will be in the $145-150 million range, with expected earnings of $0.04 to $0.07 per diluted share, including about 1.5 cents per share for stock option expensing as required by FAS 123R in 2006.

The first quarter 2006 conference call is scheduled for 5 p.m. EDT (2 p.m. PDT) May 3, 2006. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call 800-746-1483 from anywhere in North America, and 415-537-1903 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; Bill Meadowcroft, Chief Financial Officer; and Tim Hawkins, President of Fitness Equipment.

A telephonic playback will be available from 7:00 p.m. EDT May 3 through 4:00 p.m. EDT, May 15, 2006. North American callers can dial 800-633-8284 and other international callers can dial 402-977-9140 to hear the playback. The passcode is 21290173.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R)Fitness, StairMaster(R), and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $631 million in 2005. It has about 1,600 employees and operations in Washington, Oregon, Colorado, Oklahoma, Texas, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilusinc.com .

This press release includes forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and resolution of operational issues. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,461	$7,984
Trade receivables, net	112,066	116,908
Inventories	76,201	96,084
Prepaid expenses and other current assets	5,497	8,369
Short-term notes receivable	2,485	2,496
Asset held for sale	—	6,115
Current deferred tax assets	8,189	7,235

Total current assets	213,899	245,191
PROPERTY, PLANT AND EQUIPMENT, net	57,370	59,320
GOODWILL	64,404	64,404
OTHER ASSETS, net	43,962	44,371

TOTAL ASSETS	$379,635	$413,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$51,136	$61,132
Accrued liabilities	28,370	29,097
Short-term borrowings	11,000	40,147
Income taxes payable	8,519	3,810
Customer deposits	3,216	3,327
Current portion of other long-term debt	437	707

Total current liabilities	102,678	138,220
OTHER NONCURRENT LIABILITIES	5,626	5,610
NONCURRENT DEFERRED TAX LIABILITY	15,977	16,990
STOCKHOLDERS’ EQUITY:
Common stock	2,760	1,602
Retained earnings	250,044	248,123
Accumulated other comprehensive income	2,550	2,741

Total stockholders’ equity	255,354	252,466

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$379,635	$413,286

NAUTILUS, INC.

Consolidated Statements of Income

(Unaudited, in thousands, except per share amounts)

	Three months ended March 31,
	2006	2005
NET SALES	$184,990	$156,388
COST OF SALES	105,678	79,615

Gross profit	79,312	76,773
OPERATING EXPENSES:
Selling and marketing	52,154	44,922
General and administrative	13,650	13,436
Research and development	3,268	2,803
Royalties	1,579	1,474

Total operating expenses	70,651	62,635

OPERATING INCOME	8,661	14,138
OTHER INCOME (Expense):
Interest income (expense)	(451)	517
Other income	15	51

Total other income (expense), net	(436)	568

INCOME BEFORE INCOME TAXES	8,225	14,706
INCOME TAX EXPENSE	3,024	5,277

NET INCOME	$5,201	$9,429

BASIC EARNINGS PER SHARE	$0.16	$0.28
DILUTED EARNINGS PER SHARE	$0.16	$0.28
Weighted average shares outstanding:
Basic shares outstanding	32,796	33,168
Diluted shares outstanding	33,025	34,039